UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

September 30, 2025

Date of Report (Date of earliest event reported)

O-I GLASS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9576	22-2781933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Michael Owens Way Perrysburg, Ohio (Address of principal executive offices)	43551-2999 (Zip Code)

(567) 336-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $.01 par value	OI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 30, 2025, Owens-Illinois Group, Inc. (“OI Group”), a direct, wholly owned subsidiary of O-I Glass, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement and Syndicated Facility Agreement with Wells Fargo Bank, National Association, as Administrative Agent, Owens-Illinois General Inc., as Borrowers’ Agent, and the other Agents, Arrangers and Lenders named therein (the “Credit Agreement”). The Credit Agreement refinances in full OI Group’s Credit Agreement and Syndicated Facility Agreement, dated March 22, 2022 (as amended by Amendment No. 1 to Credit Agreement and Syndicated Facility Agreement dated August 30, 2022, the “Prior Credit Agreement”). The Credit Agreement provides for up to $2.7 billion of borrowings pursuant to term loans A, term loans B and a revolving credit facility. The term loans A mature, and the revolving credit facility terminates, in September 2030, and the term loans B mature in September 2032; provided, however, that if any of the senior notes issued by certain subsidiaries of the Company are outstanding on the date that is 91 days prior to the maturity date for such senior notes (any such date, a “Springing Maturity Date”), then the term loans A, the revolving credit facility and the term loans B will mature and terminate, as applicable, on such Springing Maturity Date. Borrowings under the Credit Agreement are secured by certain collateral of OI Group and certain of its subsidiaries. The proceeds from the borrowings under the Credit Agreement at closing were used to refinance indebtedness under the Prior Credit Agreement and to pay transaction fees and expenses.

The Credit Agreement contains various covenants that restrict, among other things and subject to certain exceptions, the ability of OI Group and its subsidiaries to incur certain liens, make certain investments, become liable under contingent obligations in certain defined instances only, make restricted payments, make certain asset sales within guidelines and limits, engage in certain affiliate transactions, participate in sale and leaseback financing arrangements, alter its fundamental business, and amend certain subordinated debt obligations.

The Credit Agreement also contains one financial maintenance covenant, a Secured Leverage Ratio, for the benefit of lenders under the term loans A and the revolving credit facility (and, following an acceleration of the term loans A and the revolving credit facility, for the benefit of the lenders under the term loans B) calculated by dividing consolidated Net Indebtedness that is then secured by Liens on property or assets of the Company and certain of its subsidiaries by Consolidated EBITDA, as each such capitalized term is defined in the Credit Agreement. The Secured Leverage Ratio could restrict the ability of OI Group to undertake additional financing or acquisitions to the extent that such financing or acquisitions would cause the Secured Leverage Ratio to exceed the specified maximum.

Failure to comply with these covenants and restrictions could result in an event of default under the Credit Agreement. In such an event, the applicable borrowers under the Credit Agreement would not be able to request borrowings under the revolving credit facility, and all amounts outstanding under the Credit Agreement, together with accrued interest, could then be declared immediately due and payable. If an event of default occurs under the Credit Agreement and the lenders cause all of the outstanding debt obligations under the Credit Agreement to become due and payable, this could result in a default under a number of other outstanding debt securities and could lead to an acceleration of obligations related to these debt securities.

The Total Leverage Ratio (as defined in the Credit Agreement) determines pricing under the Credit Agreement for the Term Loans A and the revolving credit facility. The interest rate on borrowings under the Credit Agreement is, at OI Group’s option, the Base Rate, Term SOFR or, for non-US Dollar borrowings only, the Eurocurrency Rate (each such capitalized term as defined in the Credit Agreement), plus an applicable margin. The applicable margin, for the Term Loans A and the revolving credit facility, ranges from 1.00% to 1.75% for Term SOFR loans and Eurocurrency Rate loans and from 0.00% to 0.75% for Base Rate loans. The applicable margin, for the Term Loans B, is 3.00% for Term SOFR loans and 2.00% for Base Rate loans. In addition, a commitment fee is payable on the unused revolving credit facility commitments ranging from 0.20% to 0.35% per annum, depending on the Total Leverage Ratio.

The foregoing is not intended to be a complete description of the Credit Agreement and is qualified in its entirety by the full text of the Credit Agreement, which is attached as Exhibit 4.1 to this Current Report and incorporated herein by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth under Item 1.01 is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit No.	Description

4.1*	Amended and Restated Credit Agreement and Syndicated Facility Agreement, dated September 30, 2025, by and among the Borrowers named therein, Owens-Illinois General Inc., as Borrowers’ Agent, Wells Fargo Bank, National Association, as Administrative Agent, and the other Agents, Arrangers and Lenders named therein.
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O-I GLASS, INC.

Date: October 1, 2025	By:	/s/ John A. Haudrich
	Name:	John A. Haudrich
	Title:	Senior Vice President and Chief Financial Officer